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                                                                    Exhibit 3.41

                         CERTIFICATE OF INCORPORATION

                                      OF

                  Young Broadcasting of San Francisco,  Inc.

     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and know, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

     FIRST:    The name of the corporation (hereinafter called the
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               "corporation") is:

               Young Broadcasting of San Francisco, Inc..

     SECOND:   The address, including street, number, city, and county, of the
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registered office of the corporation in the State of Delaware is 30 Old Rudnick
Lane, Suite 100, Dover, Delaware 19901, County of Kent; and the name of the registered agent of the corporation in the State of Delaware at such address is LEXIS Document Services Inc.

     THIRD:    The purpose of the corporation is to engage in any lawful act or
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activity for which corporations may be organized under the General Corporation
Law of Delaware.

     FOURTH:   The total number of shares of stock which the corporation shall
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have authority to issue is 100 all of which are with a  par value of $.01 per share.  All such shares are of one class and are shares of Common Stock.

     FIFTH:    The name and the mailing address of the incorporator are as
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follows:

          Name                               Mailing Address
          ----                               ---------------

     Harris S. Jaffe                    c/o Cooperman Levitt Winikoff Lester
                                             & Newman, P.C.
                                        800 Third Avenue
                                        New York,  New York 10022

     SIXTH:    The corporation is to have perpetual existence.
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     SEVENTH:  The personal liability of the directors of the corporation is
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hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     EIGHTH:   The corporation shall, to the fullest extent permitted by the
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provisions of Section 145 of the General Corporation Law of the State of
Delaware, as the same may be
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amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

Signed on January 28, 2000

                              /s/ Harris S. Jaffe
                              _________________________________________
                              Harris S. Jaffe, Incorporator

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